EXHIBIT 99.1

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TRANSACTION DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED TRANSACT ION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS DOCUMENT OR RELATED SCHEDULE 13E-3, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

POWIN ENERGY COPORATION

DISCLOSURE STATEMENT

-ii-

SUMMARY TERM SHEET	4

The Company	4
Reverse Stock Split	4
Effects of Reverse Split	4
Purposes for the Transaction	5
Fairness of the Transaction	5
Potential Conflicts of Interest	5
Effect on Market for Shares	5
Shareholder Approval	6
No Dissenters' Rights	6
Stock Certificates	6
Federal Tax Consequences	6
Reservation	6

SUMMARY FINANCIAL INFORMATION	7

Summary Historical Financial Information	7
Selected Per Share Financial Information	8
Market Prices and Dividend Information	9
Summary Pro Forma Financial Information	9

SPECIAL FACTORS	12

Background	12
Going Private Transaction; Effects	13
Purposes of the Transaction	14
Fairness of the Transaction	15
Potential Conflicts of Interest	15
Certain Effects of the Transaction	16
Shareholder Approval	17
Dissenters' Rights	17
Conduct of Business Following Transaction	18
Federal Tax Consequences	18
Fees and Expenses	19
Reservation	19

WHERE YOU CAN FIND MORE INFORMATION	19

DOCUMENTS INCORPORATED BY REFERENCE	20

APPENDIX A- NEVADA DISSENTERS' RIGHTS STATUTE

APPENDIX B- DISSENTERS' DEMAND FOR PAYMENT

-iii-

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this Disclosure Statement about the proposed transaction. This summary term sheet may not contain all of the information that is important to you. For a more complete description of the transaction, you should carefully read this Disclosure Statement and all of its Appendices. For your convenience, we have directed your attention to the location in this Disclosure Statement where you can find a more complete discussion of each item listed below.

As used in this Disclosure Statement, "the Company", "we", "ours" and "us" refer to Powin Energy Corporation and the "transaction" refers to the reverse stock split and the forward stock split, together with the related cash payments to the shareholders in lieu of fractional shares of Company common stock.

The reverse stock split is considered a "going private" transaction as defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), because it is intended to, and, if completed, will terminate the registration of our common stock under Section 12(g) of the Exchange Act and terminate our duty to file periodic reports with the Securities and Exchange Commission ("SEC"). In connection with the reverse stock split, we have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC.

The Company

Powin Energy Corporation is incorporated under the laws of the State of Nevada.  The Company has its principal executive and administrative offices at 20550 SW 115th Ave., Tualatin, Oregon 97062. The Company's telephone number is (503) 598-6659.  See "The Parties – Powin Energy Corporation”. Shares of the common stock of the Company are currently traded on  OTC PINK under the trading   symbol PWON.

Reverse Stock Split and Forward Stock Split

The reverse stock split will provide for the conversion and reclassification of each 100 outstanding shares of common stock into one share of common stock.  In the reverse stock split, the common stockholders will receive one share of common stock for each 100 shares they hold immediately prior to the effective date of the reverse stock split, and they will receive cash in lieu of any fractional shares to which they would otherwise be entitled. The cash payment for the common stock will be equal to $176.00 per post-split share. .    Following the reverse stock split,  the Company will complete a 100-for –I forward stock split for shareholders holding  more than one  whole share of common stock. See "Special Factors -- Going Private Transaction; Effects -The Reverse Stock Split" for a more detailed discussion.

Effects of Reverse Split

o
The reverse split would reduce the number of holders of the common stock of the Company to less than 300 and enable the Company to elect to terminate the registration of its common stock pursuant to Section 12(g) of the Exchange Act.

o	As a result of the transaction, the common stock will no longer be eligible to be quoted on OTCQB but may continue to be eligible for quotation on OTC PINK.

o	Going private will significantly change the public disclosures by the Company of its financial results and business operations.

Purposes for the Transaction

The principal purposes of, and our reasons for, effecting the reverse stock split are:

o
to reduce the number of our stockholders of record to fewer than 300, which will enable us to terminate the registration of our common stock under the Exchange Act. This will mean that our duty to file periodic reports with the SEC will be terminated, and we will no longer be classified as an SEC reporting company;

o
the cost savings of approximately $250,000.00 per year that we expect to realize in the future as a result of the deregistration of our common stock, along with not having to comply with most of the provisions of the Sarbanes-Oxley Act of 2002;

o	management's belief that it is necessary to realize every opportunity to reduce overhead and focus our resources on achieving maximum profitability and value of our stock;

o
the additional savings in terms of management's and employees' time that will no longer be spent preparing the periodic reports required of publicly-traded companies under the Exchange Act and managing stockholder relations and communications; and

o
the fact that we have not realized many of the benefits normally presumed to result from being a publicly traded company, such as the development or existence of an active trading market for and liquidity of our common stock, enhanced corporate image, and the ability to use Company stock  in lieu  of cash for  asset acquisitions or business combination transactions due the very limited liquidity of our common stock.

See "Special Factors -Purposes of the Transaction".

Fairness of the Transaction

The Board of Directors of the Company believes that the transaction is fair from a financial point of view to the shareholders of the Company. The Company has not received an independent fairness opinion that the cash consideration to be received by the shareholders who are paid cash for their fractional shares of Company common stock following the reverse stock split is fair to such shareholders as well as the remaining shareholders from a financial point of view.  To calculate the amount to be paid for fractional shares, the Board of Directors determined that the current trading price for the Company’s common stock as quoted by OTC Markets Group Inc. on the OTCQB was the appropriate measuring point. Because of the relative lack of liquidity due to a small volume of trades, there existed the risk of manipulation of OTCQB stock quotations. As a result of these concerns, the directors used the average closing price of the Company’s common stock as quoted for the thirty (30) trading days immediately preceding the initial filing of  this Disclosure Statement with the SEC on June 6, 2018  See "Special Factors - Fairness of the Transaction" and "Special Factors – Fairness Opinion".

Potential Conflicts of Interest

The executive officers and Directors of the Company may have interests in the transaction that are different from your interests as a shareholder. See "Special Factors -- Potential Conflicts of Interest"; "Special Factors -- Employee Stock Options" and "The Parties -- Security Ownership of Management".

Effect on Market for Shares

The common stock of the Company is currently quoted on  OTC PINK, an electronic quotation   service maintained by OTC Markets Group Inc.  . The Company currently anticipates that it will use its best efforts to cause its common stock to trade on the OTC Pink, although there can be no assurance that it will do so.  The change from OTCQB to OTC Pink together with the reduction in public information concerning the Company as a result of its no longer being required to file reports under the Exchange Act, may reduce the liquidity of our common stock.See “Special Factors -- Certain Effects of the Transaction".

Shareholder Approval

The shareholders are not being asked to vote in connection with this transaction.  Pursuant to NRS 78.2055 of the Nevada Business Corporation Act and the Company’s Articles of Incorporation, as amended, shareholder approval is not required for this type of going private transaction or for the reverse and forward stock splits and no vote of the shareholders is being sought. See "Special Factors -- Shareholder Approval".

Dissenting Shareholder Rights

Under the Nevada Business Corporation Act, shareholders are   entitled to dissenters' rights in connection with this type of going private transaction. See "Special Factors—Dissenting   Shareholder Rights".

Provisions  for Unaffiliated Shareholders.

The Company has not made any arrangements in connection with the going private transaction to grant unaffiliated security holders access to the Company’s corporate files or to obtain counsel or appraisal services at the expense of the Company.

Notice to Financial Industry Regulatory Authority (FINRA)

Pursuant to Rule 10b-17 of   the Exchange Act, the Company is required to provide timely notice to FINRA of the reverse and forward stock splits prior to the proposed effective date of each of those events. The definitive effective date of the reverse and forward splits will be determined by FINRA, after its review of the Company’s submission of the required Issuer Company-Related Action Notification.

Stock Certificates

You should not send your stock certificates to the Company now. Once the transaction is completed, we will send instructions on how to receive any cash payments you may be entitled to receive.

Federal Tax Consequences

The Company believes that there will be no material federal tax consequences to you if you continue to be a shareholder of the Company and do not receive cash for fractional shares following the consummation of the transaction. Except for cash received, your basis in the shares you currently hold will carry forward as your basis in the new shares you will receive after the forward stock split.

The Company believes that, if you receive cash in exchange for fractions of shares of common stock following the reverse stock split, the transaction will be treated as a taxable transaction for United States federal income tax purposes. Generally, shareholders receiving cash in the transaction will recognize a gain or loss for United States federal income tax purposes based on the difference between the tax basis of the shares of common stock held immediately prior to the effective time of the reverse stock split and the payment of $176.00. If shares of the common stock of the Company are held by a shareholder as capital assets, gain or loss recognized by the shareholder will be capital gain or loss, and will be long-term capital gain or loss if the shareholder's holding period for the shares of common stock exceeds twelve months. Under present law, long-term capital gains recognized by an individual shareholder will generally be taxed at 0%, 15% or 20%   depending on your tax bracket and long-term capital gains recognized by a corporate shareholder will be taxed at regular corporation tax rates.

Tax matters are complicated and the tax consequences to each shareholder will depend on the facts of that shareholder's situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the transaction to you. See "Special Factors -- Federal Tax Consequences".

Reservation

The Company also reserves the right to abandon or delay the transaction for any reason.

SUMMARY FINANCIAL INFORMATION

Summary Historical Financial Information

The following summary of historical consolidated financial data was derived from the Company's audited consolidated financial statements as of and for each of the years ended December 31, 2016 and December 31, 2017 and from the Company's unaudited interim consolidated financial statements for the three months ended June 30, 2018. The results of operations for the three months ended June 30, 2018 are not necessarily indicative of the results to be expected for the full year ending December 31, 2018 or any other interim period. This financial information is only a summary and should be read in conjunction with the audited consolidated financial statements of the Company and the other financial information included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, each filed by the Company with the SEC, which information is incorporated by reference into this Disclosure Statement. See "Where You Can Find More Information" and "Documents Incorporated by Reference".

Selected Financial Data as of:	Qtr. End June 30, 2018	YTD June 30, 2018	December 31, 2017	December 31, 2016
Current Assets	$4,100,144	$4,100,144	12,522,281	7,076,726
Noncurrent Assets	12,491,921	12,491,921	9,479,544	1,113,266
Current Liabilities	20,147,980	20,147,980	15,858,425	5,633,935
Noncurrent Liabilities	611,564	611,564	5,863,408	2,013,648
Stockholders’ Equity (Deficit)	(4,167,479)	(4,167,479)	279,992	542,409
Selected Operations Data for the Year Ended:
Total Sales	$194,983	$10,142,882	5,171,486	377,153
Costs of Total Sales	15	10,434,137	6,406,488	488,541
Gross Profit (Loss)	194,968	(291,255)	(1,235,002)	(111,388)
Net Loss from Continuing Operations	(2,467,502)	(4,995,623)	(15,553,028)	(5,468,287)
Loss from Discontinued Operations Net of Income Tax	_	_	_	(1,719,906)
Income Tax Expense (Benefit)	_	_	(10,614)	7,500
Net Loss Attributable to Non-Controlling Interest	_	_	_	(523,988)
Net Loss	(2,467,502)	(4,995,623)	(15,542,414)	(6,671,705)
Basic and Diluted Net Loss per Share from Continuing Operations	$(0.05)	$(0.11)	$(0.40)	$(0.21)
Basic and Diluted Net Loss per Shares from Discontinued Operations	_	_	_	$(0.08)
Ratio of Earnings to Fixed Charges	(8.78)	(10.91)	(27.34)	(74.04)
Book Value per Share	$(0.092)	$(0.092)	$0.006	$0.015

Selected Per Share Financial Information

The following table sets forth selected historical per share financial information for the Company. The information presented below is derived from the consolidated historical financial statements of the Company, including the related notes thereto. You should read this table in conjunction with the audited consolidated financial statements of the Company and the other financial information included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, each filed by the Company with the SEC which information is incorporated by reference into this Disclosure Statement. See "Where You Can Find More Information" and "Documents Incorporated by Reference".

Per Share Data:	YTD June 30, 2018	December 31, 2017	December 31, 2016
Basic and Diluted Net Loss per Share from Continuing Operations	$(0.11)	$(0.40)	$(0.21)
Basic and Diluted Net Loss per Shares from Discontinued Operations	_	_	$(0.08)
Ratio of Earnings to Fixed Charges	(10.91)	(27.34)	(74.04)
Book Value per Share	$(0.092)	$0.006	$0.015
Closing market price (bid) at period end	$1.90	$5.00	$1.18
Number of average common and common equivalent	45,263,070	38,803,459	22,916,392

Market Prices and Dividend Information

Shares of the common stock of the Company are quoted on the  OTC PINK inter-dealer electronic quotation service maintained by OTC Markets Group Inc. under the trading symbol “PWON". The table below sets forth, for the quarters indicated, the high and low bid prices as quoted by OTC Markets Group Inc. based on published financial sources for each quarterly period for fiscal years, 2018,  2017 and 2016.  These quotations reflect inter-dealer prices without mark-up, mark-down or commission and may not represent actual transactions.

Quarter ended	March 31	June 30	September 30	December 31

Fiscal year 2018
High	$3.98	$2.24
Low	$2.01	$1.76
Fiscal year 2017
High	$1.35	$2.24	$2.50	$5.00
Low	$1.09	$1.20	$1.75	$1.76

Fiscal year 2016
High	$0.65	$0.51	$2.89	$1.50
Low	$0.30	$0.30	$0.30	$1.18

The Company has not paid any cash dividends on its common stock since its inception. The Company's dividend policy is to pay cash or distribute stock dividends when the Board of Directors deems it to be appropriate, taking into account the Company's operating results, financial condition, capital requirements, general business conditions and such other factors as the Board of Directors deems relevant. The Company does not anticipate paying any cash dividends in the foreseeable future.

Summary Pro Forma Financial Information

The following unaudited pro forma financial data assumes the transaction was completed June 30, 2018. We have included the following selected unaudited pro forma financial data solely for purposes of illustration. The pro forma financial data does not necessarily indicate what the operating results or financial position would have been if the transaction had been completed on June 30, 2018. Furthermore, this data does not necessarily indicate what the future operating results or financial position of the Company will be following the transaction. The unaudited pro forma statement of operations data includes adjustments to reflect assumed cost savings and other operational efficiencies that management expects to realize as a result of the transaction and certain future transaction related expenses. Although management believes the amount of the projected cost savings and other operational efficiencies are reasonable, there can be no assurance that the Company will actually recognize these cost savings and operational efficiencies.

If the transaction had been completed on June 30, 2018, the effects would be as follows:

POWIN ENERGY COPORATION PROFORMA CONSOLIDATED BALANCE SHEET June 30, 2018 (Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$567,298
Restricted cash	-
Accounts receivable, net	9,439
Inventories, net	2,798,351
Project assets, current	-
Tax receivable, net	12,593
Notes receivable	131,250
Prepaid expenses and other current assets	706,213
Total current assets	4,225,144

Project assets, non-current	-
Property and equipment, net	54,154
Investments in unconsolidated affiliates	8,479,899
Land use right, net	3,034,132
Intangible assets, net	289,383
Notes receivable	634,353
Total assets	$16,717,065

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,782,292
Accounts payable, related party	1,871,317
Deferred revenue	2,006,987
Accrued expenses	298,140
Current portion of interest payable	341,711
Current portion of long-term debt	3,679,588
Current portion of long-term debt, related party	4,167,945
Total current liabilities	20,147,980

Long-term debt	-
Long-term debt, related party	-
Interest payable	-
Other liabilities	611,564
Total liabilities	20,759,544
Stockholders' equity
Common stock, $0.001 par value, 575,000,000 shares
Authorized; 45,263,070 and 45,263,070 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	45,264
Additional paid-in capital	45,072,691
Accumulated deficit	(49,145,613
Accumulated other comprehensive loss	(14,821
Total stockholders' (deficit) equity	(4,042,479

Total liabilities and stockholders' equity	$16,717,065

POWIN ENERGY CORPORATION PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS June 30, 2018 (Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2018	2017	2018	2017

Sales
Product sales	$22,677	$-	$1,682,344	$42,192
Revenue from energy storage assets	172,306	83,940	8,460,538	155,095
Sales total	194,983	83,940	10,142,882	197,287
Cost of sales
Product sales	15	420,246	1,717,904	876,935
Cost from energy storage assets	-	76,071	8,716,233	116,720
Cost of sales total	15	496,317	10,434,137	993,655
Gross profit (loss)	194,968	(412,377)	(291,255)	(796,368

Operating Expenses
Research and development	255,284	90,750	485,796	157,653
Selling, general and administrative	1,949,097	1,322,441	3,553,809	2,536,040
Total operating expenses	2,204,381	1,413,191	4,039,605	2,693,693
Operating loss	(2,009,413)	(1,825,568)	(4,330,860)	(3,490,061

Other income (expenses)
Interest expense, net	(258,152)	(108,971)	(333,717)	(184,716
Other income	4,703	2,500	2,243	6,500
Equity in loss of unconsolidated affiliates	(142,140)	-	(208,289)	-
Other expenses	(395,589)	(106,471)	(539,763)	(178,216
Loss before taxes	(2,405,002)	(1,932,039)	(4,870,623)	(3,668,277
Provision for income taxes	-	3,750	-	3,750
Net loss	(2,405,002)	(1,935,789)	(4,870,623)	(3,672,027

Basic and diluted net loss per share	(0.05)	(0.05)	(0.11)	(0.10

Weighted-average number of shares used on per share calculations:
Basic and diluted	45,263,070	37,107,924	45,263,070	37,102,837

POWIN ENERGY CORPORATION
Proforma Book Value Per Share

	June 30, 2018	Proforma June 30, 2018

Current Equity	(4,167,479)	(4,042,479)
Current Outstanding Shares	45,263,070	45,263,070
Book Value Per Share	$(0.092)	$(0.089)

Note: The current shares outstanding for the proforma were adjusted for the projected fractional shares only. The current outstanding shares were not adjusted for the splits to assist the reader for comparison purposes.

SPECIAL FACTORS

Background

The Company has given thorough consideration to whether or not it should engage in a going private transaction and the Board of Directors considered the issue on a number of occasions in 2017. In a meeting on April 10, 2018, information on the manner of engaging in a going private transaction was distributed to the members of the Board of Directors. The presentation was prepared by the Company’s in-house General Counsel and its outside corporate and securities counsel. The Board discussed the benefits and costs of engaging in a going private transaction. The Board of Directors determined that the reverse stock split provided the most certainty for the Company in achieving its stated goal relative to the cost required to implement the plan. Ultimately, the Company decided to engage in a going private transaction for a number of reasons, the most important of which is to reduce the corporate costs associated with being a “reporting company” under the Securities Act.

In making its determination to proceed with the reverse stock split, the Board of Directors considered two other going private alternatives as well as remaining an SEC reporting company. The Board of Directors rejected both the tender offer and open market purchase alternatives to the reverse stock split, as well as simply remaining an SEC reporting company. For the reasons discussed below, the Board of Directors determined that providing liquidity to unaffiliated stockholders was fair to all the stockholders considering the benefits to the Company of eliminating the expenses incurred through being an SEC reporting company and relieving management of the time and costs necessary to meet regulatory responsibilities under federal securities laws. The alternatives the Board considered were:

o
Issuer Tender Offer. The Board considered an issuer tender offer to repurchase shares of our outstanding common stock. The results of an issuer tender offer would be unpredictable because shareholders would not be required to tender their shares for purchase by the Company. As a result, the Board of Directors was uncertain as to whether this alternative would result in a sufficient number of shares being tendered.  In addition, SEC regulations on the conduct of tender offers would have made it difficult to ensure that we would be able to significantly reduce the number of stockholders of record.  These regulations include the requirement for pro-rata acceptance of offers from shareholders and govern the length of time that a tender offer must remain open for the tender of securities for purchase. As a result, the Board rejected this alternative.

o
Open Market Purchase Program. The Board considered going private by means of an open market purchasing program. The Board rejected an open market purchasing program because it would be highly unlikely that shares of common stock could be acquired by the Company from a sufficient number of holders to accomplish the going private objective in light of the fact that there is no active trading market for our common stock. Even if there were an active market of our common stock, open market purchases would be subject to extensive SEC regulations which govern such purposes and would not necessarily result in a significant, if any, reduction in the number of shareholders of record.

o
Maintaining the Status Quo. The Board considered maintaining the status quo. In that case, we would continue to incur the expenses of being an SEC reporting company without, in the opinion of the Board, the commensurate benefits. Thus, the Board considered maintaining the status quo not to be in the best interests of the Company and its stockholders and rejected this alternative.

At April 10, 2018 meeting of the Board of Directors, our directors received the advice from its General Counsel, its outside legal counsel and management on the various matters discussed. After much discussion, the directors (a) voted to proceed with the going-private transaction   pursuant to the reverse stock split, and (b) instructed management to work with the Company’s outside legal counsel to prepare the necessary filings and Disclosure Statements to affect the reverse stock split.

Going Private Transaction; Effects

The Company intends to engage in a going private transaction which will reduce the number of holders of the Company’s common stock to less than 300 and enable the Company to elect to terminate the registration of its common stock pursuant to Section 12(g) of the Exchange Act. As of June 30, 2018, there were 45,263,070 shares of the common stock of the Company issued and outstanding, held by approximately 445 shareholders of record.

As a result of the reverse stock split and the subsequent completion of the going private transaction, the Company’s common stock will no longer be eligible for quotation on OTCQB. The Company anticipates that it will  continue to cause its common stock to be quoted on OTC PINK, although there is no assurance that the Company will cause this to occur. It is also possible that trading in the Company's common stock may only occur in privately negotiated transactions. Following the reverse stock split, the Company will no longer be subject to certain provisions of the Exchange Act. In particular, the Company's obligations to publicly file annual and quarterly reports with the SEC will cease. In the event the Company’s common stock will be quoted on OTC PINK, the Company will be required to file annual and quarterly reports with OTC Markets Group but at a significantly less detailed manner.  The rights of the shareholders under the Nevada Business Corporation Act to receive reports or to inspect and make extracts from the corporate books and records will be unaffected by the going private transaction.

In order to accomplish the going private transaction, and to reduce the number of shareholders to less than 300, there will be a l-for-100 reverse stock split of the Company’s common stock.  Those shareholders who, immediately following the reverse stock split, would hold only a fraction of a share of Company’s common stock will be paid an amount, in cash, equal to $176 for each post-split fractional share and will no longer be shareholders of the Company. The shares of common stock acquired by the Company as a result of the reverse stock split will be retired, which will reduce the number of outstanding shares. Following the reverse stock split, the Company will complete a 100-for-I forward stock split for those shareholders who, after the reverse stock split, hold at least one whole share.

The officers and directors of the Company at the effective time of the reverse stock split and the forward stock split will continue to serve as the officers and directors of the Company immediately after the transaction is complete.

Because (i) the price to be paid in lieu of fractional shares to holders of fewer than 100 shares of common stock will be $176.00 per share, (ii) the number of shares of common stock expected to be cashed out as a result of the reverse stock split is estimated to be approximately 14 (iii) the total cost to us, including expenses, of effecting the reverse stock split is expected to be approximately $55,000.00, and (iv) at June 30, 2018, the aggregate stockholders' equity in the Company was approximately ($4,167,479), or ($0.0921) per share, we expect that, as a result of the reverse stock split, the book value per share of common stock will be increased to approximately $(9.2072) on a pro forma basis. However, it is important to note that book value is an accounting methodology based on the historical cost of our assets, and therefore does not necessarily reflect the current value of the Company.

Purposes of the Transaction

Purposes of Going Private

The primary purpose of the reverse stock split is to eliminate the expenses and management's time and effort related to our disclosure and reporting requirements under the federal securities laws and related stockholder servicing expense associated with being an SEC reporting company. If approved, the reverse stock split will eliminate the expenses we incur as an SEC reporting company. The reverse stock split also will enable our management and employees to devote more time and effort to improving our operations by eliminating the time spent by them in preparing periodic reports and managing stockholder relations.

Because our common stock is registered under Section 12 of the Exchange Act, we are required to comply with the disclosure and reporting requirements under the Exchange Act. The cost of complying with these requirements is expected to be substantial, representing an estimated annual cost to us in the future of approximately $250,000.00 per year, including legal and accounting fees, printing, postage, data entry, stock transfer and other administrative expenses. In going private, we expect to save most of those costs. In addition to the direct costs we incur, our management and employees are required to devote substantial time and energy to completing the periodic reports required of publicly-traded companies under the Exchange Act. We believe these obligations have become more burdensome on small SEC reporting companies like ours. In going private, we can eliminate many of those indirect costs. Thus, in addition to the approximately $250,000.00 in annual future direct savings we expect to realize following the reverse stock split, our officers and employees will be able to focus more of their time and effort on improving revenues and efficiencies.

The cost savings figures set forth above are only estimates. The actual savings we realize from going private may be higher or lower than such estimates. Estimates of the annual savings to be realized if the reverse stock split is approved and consummated are based upon (i) the actual costs to us of the services and disbursements in each of the categories listed above that were reflected in our recent financial statements, and (ii) the allocation to each category of management's estimates of the portion of the expenses and disbursements in such category believed to be solely or primarily attributable to our publicly reporting company status.

We expect the actual cost savings of being a non-reporting private company to be much greater than simply eliminating the estimated historical out-of-pocket costs. The costs of being an SEC reporting company in general and the costs of our remaining an SEC reporting company in particular, are expected to continue to increase in the future.  Any new legislation or SEC rules will likely continue to increase audit fees and other costs of compliance, such as securities counsel fees, increase outside director fees, increase in our director and officer insurance premiums and increase potential liability faced by our officers and directors.

In some instances, management's cost savings expectations were based on information provided or upon verifiable assumptions. For example, we believe there will be a reduction in auditing fees if we cease to be an SEC reporting company. In addition, the costs associated with retaining legal counsel to assist with complying with the Exchange Act reporting requirements will be reduced if we no longer file reports with the SEC and are otherwise not required to comply with the disclosure requirements that apply to publicly reporting companies.

In addition to cost savings, management will be relieved of the administrative obligations and responsibilities associated with being an SEC reporting company and will be able to focus on continuing to develop the Company’s energy storage and battery technology. Some sources of private financing have advised the Company that as a condition of financing that the Company must terminate its status as an SEC reporting company.

In addition to the expenses mentioned above, the Board of Directors believes the Company receives little, if any, relative benefit from having its common stock registered under the Exchange Act. Such benefits include:

o	The ability to use Company stock to raise capital. Most capital has been raised from affiliates, thus minimizing the benefits of having our stock publicly-held.

o
An enhanced company image often accompanies publicly reporting company status. We have determined that due to our size and other factors, we have not enjoyed a significant enhancement in Company image as a result of our publicly reporting company status.

We had approximately 444 common stockholders of record as of June 30, 2018. Of the record holders, approximately 266 owned less than 100 shares.

In light of the foregoing, the Board of Directors and management believe the benefits associated with maintaining our status as an SEC reporting company are substantially outweighed by the costs, both financial and operational. The Board of Directors believes that it is in the best interests of the Company to eliminate the administrative burden and costs associated with maintaining our status as an SEC reporting company.

Reasons for the Structure of the Transaction

The primary purpose of the reverse stock split is to reduce the number of holders of the Company's common stock to less than 300 to enable the Company to elect to terminate the registration of the common stock pursuant to section 12(g) of the Exchange Act and become a private company. The Board of Directors believes that a reverse stock split provides the most certainty for the Company in achieving this purpose.  In addition, the Company has received objections   from  some prospective institutional investors in the renewable energy and battery storage industry to the Company’s continued status as an SEC reporting issuer. In order to continue to attract   such  investors, the Board of Directors believes that terminating the Company’s reporting status at this time will be in the long term best interest of the Company and its shareholders.

Fairness of the Transaction

The Board of Directors of the Company believes that the transaction is fair from a financial point of view to the shareholders of the Company. The Board of Directors has six (6) members, three (3) of whom are independent as that term is defined under the NASDAQ listing standards. The transaction was approved unanimously by all members of the Board of Directors. The Board of Directors determined that the cash consideration to be received by the shareholders in lieu of fractional shares of stock is fair to  the Company’s unaffiliated shareholders.  Most recently, the Company’s common stock has consistently been quoted on the OTC PINK  by OTC Markets Group Inc. in the range of  $1.75 to $1.80. Accordingly, the Board of Directors determined that a fractional share price of $176.00 is fair to unaffiliated shareholders of the Company.  Those directors who are not officers or employees of the Company did not retain an unaffiliated representative to act solely on behalf of the Company’s unaffiliated shareholders in connection with a determination of the fairness of the transaction.

The Board of Directors, as a whole,  considered a number of factors in determining the fairness of the transaction prior to its approval of the proposed transaction, including the following:

o
Liquidity for Remaining Shareholders. The Board of Directors recognizes the loss of liquidity and a readily available market for its common stock as one of its greatest concerns for approving the going private transaction. However, the Board of Directors believes that the loss of liquidity is offset by the gain to the Company in decreasing the Company's legal compliance costs and the other benefits of the transaction described herein. The Company currently anticipates that it will use its best efforts to cause its common stock to be listed on the OTC PINK, although there can be no assurance that it will do so.

o
Cashed Out Shareholders. One negative aspect of the transaction is the inability of those shareholders who are cashed out to maintain an interest in the future growth and progress of the Company with current holdings. The Board of Directors believes that this factor is outweighed by the ability of any shareholder who wishes to remain a shareholder to increase its holdings in the Company to at least 100 shares of Company common stock prior to the transaction by purchasing shares on the open market or otherwise acquiring additional shares of common stock prior to the effective date of the reverse stock split.

o
Significant Savings to the Company Will Benefit the Company and Remaining Shareholders. Following the transaction, the Board of Directors believes that the Company and its remaining shareholders will benefit from the savings in direct and indirect operating costs to the Company resulting from the Company no longer being a public company.

o
Fairness of Price. The Board of Directors believes that the price received by the shareholders in lieu of fractional shares of common stock is fair from a financial point of view to the shareholders of the Company. The Board of Directors considered a number of factors in reaching this determination. In particular, the Board considered the current market price and historical market prices for the Company's Common Stock.

o
No Shareholder Vote. Under the Company’s Articles of Incorporation, as amended, and pursuant to the Nevada Business Corporation Act, the Board of Directors of the Company may effect both the reverse stock split and the forward stock split without the approval of the shareholders. As such, the Company has not asked the shareholders to vote on the transaction. Any shareholder who wishes to remain a shareholder of the Company following the reverse stock split may increase their holdings of Company common stock to at least 100 shares prior to the effective time of the reverse stock split. Alternatively, any shareholder who wishes not to remain a shareholder following the reverse stock split may decrease their holdings of Company common stock to less than 100 shares prior to the effective time of the reverse stock split. Because the Nevada Business Corporation Act permits going private transactions such as described herein without shareholder approval and because the shareholders may increase or decrease their holdings of Company common stock prior to the effective time of the reverse stock split, the Board of Directors does not believe that the lack of a shareholder vote on the transaction effects the fairness of the transaction to the shareholders.

Certain Effects of the Transaction

Impact on the Company

Following the transaction, the Company will have less than 300 shareholders and will terminate the registration of its common stock and become a private company. The Company will no longer be public and will no longer be subject to the reporting requirements of the Exchange Act. The Company anticipates that following the transaction it will continue to operate as it has done prior to the transaction. The same officers and directors will continue in their roles as officers and directors, and the Company does not anticipate any significant corporate events in the near future. The Company anticipates that it will realize significant direct and indirect lost savings as a result of going private.

Based on a hypothetical effective date for the reverse stock split and a fractional share price of $176.00, the reverse stock split would result in the following:

·          Elimination of 266 shareholders

·          178 remaining shareholders

·          The total payment to purchase fractional shares would be approximately $21,000.00.

The Company's shareholders' equity and cash balance will be reduced accordingly.

Impact on Shareholders

Shareholders holding less than 100 shares of common stock immediately prior to the effective time of the reverse stock split will cease to be shareholders of the Company. They will lose all rights associated with being a shareholder of the Company, such as the rights to attend and vote at shareholder meetings and receive dividends and distributions. These shareholders will be paid, in cash, an amount equal to $176 for each pre-split share resulting in a fractional share. Such shareholders will be liable for any applicable taxes, but will not be required to pay brokerage fees. The Company will send a transmittal letter explaining to such shareholders how they can surrender their share certificates in exchange for cash payment. Shareholders holding 100 or more shares of common stock immediately prior to the effective time of the reverse stock split will continue to be shareholders of the Company and, as a result of the forward stock split, will continue to hold the same number of shares they originally held prior to the reverse stock split.

Shareholders who continue to be shareholders of the Company after the transaction will:

o	experience reduced liquidity of their shares of common stock.

o
not receive or have access to Company financial and other business information as they would if the Company were a public reporting company, although such shareholders will continue to have rights to receive certain records, financial and other information of the Company under Nevada law.

Impact on Affiliated Shareholders of the Company

 Shareholders of the Company who are affiliates of the Company, namely the Company’s officers, directors and shareholders holding 10% or greater of the Company’s outstanding common stock, will be treated the same as unaffiliated shareholders of the Company with respect to the reverse and forwards stock splits.  None of the Company’s affiliated shareholders hold less than 100 shares of common stock. Therefore, no affiliated shareholder will be eliminated as a shareholder of the Company as a result of the reverse stock split and the affiliated shareholders will continue to hold a majority of the voting control of the Company.

Effect on Market for Shares

The common stock of the Company is currently quoted by broker-dealers on the OTCQB system operated by OTC Markets Group Inc. We anticipate that following the reverse split, Company's common stock will be quoted on OTC  PINK as a non-SEC reporting company. Together with the reduction in public information concerning the Company as a result of its no longer being required to file reports under the Exchange Act may reduce the liquidity of the Company common stock. The Company currently anticipates that it will use its best efforts to cause its common stock to be quoted on OTC PINK, although there can be no assurance that it will do so.

Employee and Director Stock Options

The outstanding options to acquire shares of common stock of the Company held by employees, and officers of the Company will continue to be outstanding after the transaction. As of June 30, 2018, there were options outstanding to purchase 2,368,921 shares of the common stock of the Company. The options were granted to officers and employees of the Company as incentive compensation for services to the Company. Of those options, the Company expects none of the options to be vested and exercisable as of the date of the reverse stock split. Holders of options not exercised prior to the effective time of the reverse stock split will hold stock options in the Company as a non-SEC reporting company with limited liquidity. When existing options are exercised, the exercise will cover underlying fractional shares of common stock resulting from the reverse stock split, but we will not issue fractional shares upon exercise of an option. Instead, we will pay the option holder cash for any fractional shares in an amount equal to the difference between the exercise price of the option and the fair market value per share of the common stock as of the date of exercise as determined by the board of directors, multiplied by the fraction of a share represented by the option. Because any whole shares issued upon the exercise of options will not be registered under the 1933 Act, option holder will be required to acquire such shares for investment purposes. They will benefit from any future appreciation in the value of the Company after the transaction and will assume the risk of any future downturns in the business of the Company after the transaction.

Shareholder Approval

Pursuant to the Nevada Business Corporation Act and the Company’s Articles of Incorporation, as amended, shareholder approval is not required for the reverse stock split or the resulting going private transaction and no vote of the shareholders is being sought.

Dissenters' Rights

Under the Nevada Business Corporation Act, shareholders are   entitled to dissenters' rights in connection with this type of going private transaction.    Under the Nevada statute, a stockholder is entitled to dissent from, and obtain payment for the fair value of the shareholders shares, in the event of a reverse stock split in which the shareholder is required to accept payment rather than receive a fractional share resulting from the reverse stock split. In lieu of accepting payment for a fractional share as determined by the Company, a dissenting shareholder is entitled to certain appraisal rights. These appraisal rights permit a dissenting shareholder to receive a cash payment equal to the fair market value of the stockholder’s shares as determined by agreement with the Company or by a court instead of the payment the shareholder would have received in the reverse stock split. A shareholder wishing to exercise dissenting rights must provide the Company with timely written  notice of the shareholder’s intention to dissent and to assert appraisal rights.

Included with this Disclosure Statement as Appendix A is the complete text of NRS 92A.300 through 92A.500 which sets forth the rights of dissenting shareholders and Appendix B is the form to be completed and sent to the Company in the event that you intend to exercise dissenting shareholder rights.

Conduct of Business Following Transaction

The primary purpose of the transaction is to reduce the number of shareholders to less than 300 to enable the Company to elect to terminate the registration of its common stock pursuant to Section 12(g) of the Exchange Act and become a private company.  This would result in the Company no longer filing reports pursuant to Section 13 or l5 (d) of the Exchange Act. The Company anticipates no other material changes in the management or corporate structure of the Company.

Other than as described in this Disclosure Statement, neither the Company nor its management has any  present plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its board of directors or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business.

Federal Tax Consequences

The following is a discussion of certain of the material United States federal income tax consequences of the transaction to the shareholders of the Company who are citizens or residents of the United States or that are domestic corporations. The discussion below is for general information only and does not address all aspects of federal income taxation that may affect particular shareholders in light of their particular circumstances, that are generally assumed to be known by investors or that may affect shareholders subject to special treatment under federal income tax laws. The following discussion assumes that shares of the common stock of the Company are held as capital assets. In addition, no information is provided in this document with respect to the tax consequences of the transaction under foreign, state or local laws.

The Company believes that there will be no material federal tax consequences for those shareholders who continue to be shareholders of the Company following the consummation of the transaction except for amounts received for fractional shares. A shareholder’s tax basis in their current shares, except for post-split fractional shares, should carry forward as their basis in the new shares they will receive after the forward stock split.

The Company believes that, for those shareholders who receive cash in exchange for fractions of shares of common stock following the reverse stock split, the transaction will be treated as a taxable transaction for federal income tax purposes. Generally, shareholders receiving cash in the transaction will recognize a gain or loss for federal income tax purposes based on the difference between the cost basis of such shareholder in the shares of common stock held immediately prior to the effective time of the reverse stock split and the total amount received for the shares of common stock. If shares of the common stock of the Company are held by a shareholder as capital assets, gain or loss recognized by the shareholder will be capital gain or loss, and will be long-term capital gain or loss if the shareholder's holding period for the shares of common stock exceeds twelve months. Under present law, long-term capital gains recognized by an individual shareholder generally will be taxed at a marginal federal tax rate of 15% to 20%, and long-term capital gains recognized by a corporate shareholder will be taxed at a maximum marginal federal tax rate of 20%. Tax matters are complicated and the tax consequences of the transaction to each shareholder will depend on the facts of that shareholder's situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the transaction to you. The foregoing summary of material federal income tax consequences of the transaction to shareholders of the Company is based upon the Internal Revenue Code, applicable Treasury Regulations thereunder, rulings and pronouncements of the Internal Revenue Service and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect such shareholders and could affect the continuing validity of this summary. This summary does not purport to discuss all aspects of United States federal income taxation that may be relevant to each shareholder in light of their specific circumstances, or to certain types of shareholders subject to special treatment under United States federal income tax laws (for example, foreign persons, dealers in securities, banks and other financial institutions and tax-exempt organizations). No ruling from the IRS has been obtained (or will be sought) as to the United States federal income tax consequences of the transaction.

Fees and Expenses

Management estimates approximately $21,000.00 will be required to pay for the fractional shares of the common stock exchanged for cash in the transaction. It is expected that the actual amount paid to acquire the fractional shares will differ from this estimated amount due to any changes in the number of the Company's shareholders who hold less than 100 shares of common stock. In addition, expenses are projected to amount to $50,000.00 as follows: $40,000.00 for legal fees and $10,000.00 for accounting, printing, mailing, stock transfer and other miscellaneous costs. Funds required to implement the reverse stock split and forward stock split will come from the Company's existing working capital.

Reservation

The Company reserves the right to abandon the transaction at any time before the filing of a Certificate of Change for the reverse stock split with the Nevada Secretary of State.

THE PARTIES TO THE TRANSACTION

Powin Energy Corporation

A description of the Company and its business set forth in Item 1 “Business” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on April 16, 2018 (“Annual Report”) is incorporated herein by reference.

Officers and Directors of the Company

The names and business backgrounds of the Company’s executive officers and directors is  incorporated  herein by reference  to Item 10 “Directors and Executive Officers and Corporate Governance” in the Company’s Annual Report

Security Ownership of Management

The security ownership of the Company’s officers and directors is incorporated herein by reference to Item 12 “Security Ownership of Certain Beneficial Owners and Related Stockholder Matters” in the Company’s Annual Report.

Agreements Involving the Company’s Securities

There are no agreements, arrangement, understandings or contracts regarding the Company’s securities.

WHERE YOU CAN FIND MORE INFORMATION

The Company has filed a Schedule 13E-3 with the SEC regarding this transaction. In addition, the Company files reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C., 20549.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N. E., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a web site that contains reports, information statements and other information about issuers, including the Company, who file electronically with the SEC. The address of that site is http://www.sec.gov.

We have not authorized anyone to give any information or make any representation about the transaction that differs from, or adds to, the information in this Disclosure Statement or the Company documents that are publicly filed with the SEC. Therefore, if anyone gives you different or additional information, you should not rely on it.

The information contained in this Disclosure Statement speaks only as of its date, unless the information specifically indicates that another date applies.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows the Company to "incorporate by reference" information in this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated herein by reference.

This document incorporates by reference the documents listed below that we filed with the SEC under Section 15(d) of the Exchange Act.

SEC Filings (File No. 000-54015)	Period

Annual Report on Form 10-K	Year ended December 31, 2017

Quarterly Report on Form 10-Q	Quarter ended June 30, 2018

APPENDIX A

NEVADA DISSENTERS' RIGHTS STATUTE

RIGHTS OF DISSENTING OWNERS

NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections. (Added to NRS by 1995, 2086)

NRS 92A.305 "Beneficial stockholder" defined. "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record. (Added to NRS by 1995, 2087)

NRS 92A310 "Corporate action" defined. "Corporate action" means the action of a domestic corporation. (Added to NRS by 1995, 2087)

NRS 92A.315 "Dissenter" defined. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive. (Added to NRS by 1995, 2087; A 1999, 1631)

NRS 92A.320 "Fair value" defined. "Fair value," with respect to a dissenter's shares, means the value of the shares determined:

1.          Immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

2.          Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3.          Without discounting for lack of marketability or minority status (Added to NRS by 1995, 2087; A2009, 1720)

NRS 92A.325 "Stockholder" defined. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation. (Added to NRS by 1995, 2087)

NRS 92A.330 "Stockholder of record" defined. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation. (Added to NRS by 1995, 2087)

NRS 92A.335 "Subject corporation" defined. "Subject corporation" means the domestic corporation{. which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective. (Added to NRS by 1995, 2087)

NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate  of interest most recently established pursuant to NRS 99.040. (Added to NRS by 1995, 2087; A2009, 1721)

NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity. (Added to NRS by 1995, 2088)

NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity. (Added to NRS by 1995, 2088)

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

1.          Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2.          Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1. (Added to NRS by 1995, 2088)

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1.          Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitations in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

(a)          Consummation of a plan or merger to which the domestic corporation is a constituent entity:

(1)          If approval by the stockholders is required for the merger by NRSA 92A.120 to92A.160, inclusive, or the Articles of Incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

(2)          If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b)          Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

(c)          Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

(d)          Any corporate action taken pursuant to a vote of the stockholders to the extent that the Articles of Incorporation, bylaws or resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(e)          Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

(f)          Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of a fraction of a share except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205,78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled to only to obtain payment of the fair value of the fraction of a share.

2.          A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

3.          Subject to limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to 92A.300 to 92S.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares. (Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204; 2007, 2438; 20-09, 1721; 2011, 2814).

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1.          There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which is:

(a)          A covered security under Section 18(b)(i)(A) or (B) of the Securities Act of 1933, 15 U.S.C.¶77r(b)(a)(A) or (B) as amended;

(b)          Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10% of such shares; or

(c)          Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1949, 15 U.S.C. ¶¶80a-1 et seq., as amended, and which may be redeemed at the option of the holder at net asset value, unless the articles of incorporation of the corporation issuing the class or series or the resolution of the board of directors approving the plan of merger, conversion, or exchange expressly provides otherwise.

2.          The applicability of subsection 1 must be determined as of:

(a)          The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter’s rights; or

(b)           The day before the effective date of such corporate action if there is no meeting of stockholders.

3.          Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter’s rights to accept for such shares anything other than cash or shares of any class or series of shares of any corporation, or other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

4.          There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

5.          There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent  domestic corporation under NRS 92A.180 (Added to NRS 1995, 2088; A 2009,1722; 2013, 1285)

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1.          A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

2.          A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

a)	He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

b)	He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote. (Added to NRS by 1995, 2089)

NRS 92A.410 Notification of stockholders regarding right of dissent.

1.          If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

2.          If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430. (Added to NRS by 1995, 2089; A 1997, 730)

NRS 92A.420 Prerequisites to demand for payment for shares.

1.          If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

(a)          Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b)          Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

2.          If a proposed corporate action creating dissenter’s rights is taken by written consent of stockholders, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

3.          A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his shares under this chapter. (Added to NRS by 1995, 2089; 1999, 1631;2005, 2205;2009,1723; 2013,1286)

NRS 92A.430 Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.

1.          The subject corporation shall deliver a written dissenter’s notice to all stockholders  entitled to assert dissenter’s rights in whole or in part and any beneficial stockholder who has previously asserted dissenter’s rights pursuant to NRS 92A.400.

2.          The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

(a)          State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b)          Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c)          Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d)          Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall not be deemed to have waived the right to demand payment with respect tit he shares unless the form is received by the subject corporation by such specified date; and

(e)          Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive. (Added to NRS by 1995, 2089; 2005,2205; 2009,1724;2013.1286)

NRS 92A.440  Demand for payment and deposit of certificates; retention of rights of stockholder.

1.          A stockholder  who receives aa dissenter's notice pursuant to NRS 92A.430 and who wished to assert dissenter’s rights must:

(a)          Demand payment;

(b)          Certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

(c)          Deposit his certificates, if any, in accordance with the terms of the notice.

2.          If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

3.          Once a stockholder deposits that stockholder’s certificates or, in the case of uncertificated shares makes demand for payment, that stockholder losses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4.           A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

5.          The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his or her shares under this chapter. (Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189; 2009,1725)

NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

1.          The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.  (Added to NRS by 1995, 2090;A2009,1725)

NRS 92A.460 Payment for shares: General requirements.

1.          Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a)          Of the county where the corporation's registered office is located;

(b)          If the subject corporation’s principal office is not located in his state, in the county in which the corporation’s registered office is located; or

(c)          At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

2.          The payment must be accompanied by:

(a)          The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

(b)          A statement of the subject corporation's estimate of the fair value of the shares and that is any such stockholder does do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation'

(c)          A statement of the dissenter's rights to demand payment under NRS 92A.480 and that is such stockholder does do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter (Add to NRS by 1995,2090; A 2007,2704; 2009,1725; 2013, 1287)

NRS 92A.470 Withholding payment for shares acquired on or after the dissenter’s notice: General requirements.

1.          A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

      2.          To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall notify the dissenter’s  described in subsection 1:

(a) Of the information required by paragraph (a) of subsection 2 of NRS 92A.460

(b) Of the subject corporation’s estimate of the fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

(c)  That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

(d)  That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer;

(e)  That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.

    3.          Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered in full satisfaction of the stockholder’s demand.

   4.           Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2. ( Added to NRS by 1995, 209; A2009,1725; 2013, 1287)

NRS 92A.480 Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1.          A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due and demand payment of such estimate, less any payment pursuant to 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to 92A.470 and demand payment of the fair value of his or her shares and interest due.

2.           A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his  or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1  in writing within 30 days aft receiving the subject corporation’s payment of offer of payment under NRS 92A.460 or 92A.470 and is entitled  only to the payment  made or offered. (Added to NRS by 1995, 2091; A2009,1726)

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1.          If a demand for payment pursuant to NRS 92A.480 remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter  pursuant to NRS 92A.480 plus interest.

2.          A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the principal office of the subject corporation is  not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity of the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.

3.          The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4.          The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5.          Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470. (Added to NRS by 1995, 2091; A2007, 2705; 2009,1727; 2011, 2815; 2013, 1288)

NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees.

1.          The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2.          The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

          (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3.          If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4.          In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5.          To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460.92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6.          This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115. (Added to NRS by 1995, 2092; A2009, 1727)

APPENDIX B

DISSENTERS’ DEMAND FOR PAYMENT

NOTE: THIS FORM IS TO BE COMPLETED AND RETURNED ONLY IF YOU DESIRE TO EXERCISE DISSENTERS' RIGHTS AND PURSUE THE APPRAISAL PROCEEDINGS REQUIRED IN CONNECTION THEREWITH.

Pursuant to the dissenters' rights granted under the Nevada Dissenter's Rights Statute ("Dissenters Rights Section") of the Nevada Revised Statues, the undersigned, in connection with the reverse stock split of POWIN ENERGY CORPORATION. ("Company"), does hereby certify as follows:

(1)          The undersigned has received a copy of the Schedule 13E-3 Transaction Statement dated as of _________________, 2018 distributed by the Company, with all Appendixes referred to therein including, without limitation, the text of the Dissenters' Rights Section of the NRS.

(2)          The undersigned is the (CHECK ONE) [   [record holder [  ] beneficial owner of the number of shares of the Common Stock of the Company ("Shares") set forth in the lettered paragraphs below.

(3)          If a record holder, the undersigned hereby asserts dissenter's rights and demands payment, pursuant to the Dissenters' Rights Section, on behalf of (CHECK ONE) [  ] itself and/or [   ] the beneficial owner(s) whose name(s) and address(es) is (are) listed below, with respect to all Shares owned by the undersigned as set forth in paragraph A below and/or held on behalf of such beneficial owner(s) as set forth in paragraph B below. If the undersigned is asserting dissenter's rights on behalf of a beneficial owner, the undersigned has received a representation from the beneficial owner that such owner owns the total number of Shares set forth with respect to such holder in paragraph B below.

(4)          If a beneficial owner, the undersigned hereby asserts dissenter's rights and demands payment, pursuant to the Dissenters' Rights Section, 'with respect to all Shares owned by the undersigned whether held as record owner or as beneficial owner, including, without limitation, those held on the undersigned's behalf by the record holder Specified in paragraph C below.

NOTE: A BENEFICIAL OWNER WHO ASSERTS DISSENTER'S RIGHTS ON HIS OR HER OWN BEHALF MUST OBTAIN THE WRITTEN CONSENT OF THE RECORD HOLDER OF HIS OR HER SHARES TO DO SO, A FORM OF WHICH IS ATTACHED HERETO AS EXHIBIT A.

NOTE: IF THE SPACE PROVIDED HEREIN IS INADEQUATE, THE CERTIFICATE NUMBERS AND/OR THE NUMBER OF SHARES SHOULD BE LISTED ON A SEPARATE SCHEDULE ATTACHED TO THIS DEMAND FOR PAYMENT FORM.

A.          To be completed by record holders asserting dissenters' rights on behalf of themselves:

Exact name and address of beneficial owner (including zip code)	Date(s) Shares were acquired	Number of shares held of record and beneficially owned by record holders

Taxpayer Identification or Social Security Number	Telephone number, including area code

B.          To be completed by record holders asserting dissenters' rights on behalf of beneficial owners:

Exact name and address of record holder (including zip code)		Taxpayer Identification or Social Security

Exact name and address (including zip code) of beneficiary owner on whose behalf record holder is asserting dissenters rights	Date(s) beneficial ownership was acquired	Number of shares held by record holder on behalf of beneficial owner

Taxpayer Identification or Social Security Number	Telephone number, including area code

NOTE: A RECORD HOLDER WHO IS ASSERTING DISSENTERS' RIGHTS ON BEHALF OF MORE THAN ONE BENEFICIAL OWNER MUST COMPLETE PARAGRAPH B ON. A  SEPARATE SHEET FOR EACH SUCH BENEFICIAL OWNER.

C.          To be completed by beneficial owners exercising dissenters' rights on behalf of themselves:

Exact name and address of beneficial owner (including zip code)	Date(s) beneficial ownership was acquired	Total number of shares owned, beneficially or otherwise, by the beneficial owner

Taxpayer Identification or Social Security Number	Telephone number, including area code

Exact name and address of record holder of Shares owned by beneficial owner		Number of shares owned by beneficial owner and held by record owner

Taxpayer Identification or Social Security Number	Telephone number, including area code

NOTE: A BENEFICIAL OWNER WHO DESIRES TO EXERCISE DISSENTER'S RIGHTS MUST COMPLETE PARAGRAPH C ON A SEPARATE SHEET FOR EACH RECORD HOLDER INCLUDING SUCH BENEFICIAL OWNER, IF APPLICABLE.

SHAREHOLDERS OF RECORD AND BENEFICIAL OWNERS WHO DESIRE TO EXERCISE THEIR DISSENTERS' RIGHTS MUST DEMAND PAYMENT FOR THEIR SHARES BY COMPLETING THIS DEMAND FOR PAYMENT FORM AND RETURNING IT AS INSTRUCTED IN THE DISSENTERS' NOTICE TOGETHER WITH ANY REQUIRED SIGNATURE GUARANTEES, CERTIFICATES REPRESENTING ALL SHARES OWNED OR HELD (AS DESCRIBED ABOVE) AND ANY OTHER REQUIRED DOCUMENTS, SO THAT SUCH DOCUMENTS AND CERTIFICATES ARE RECEIVED BY THE COMPANY BY          , 2018 ("DEMAND DATE").

FOR DISSENTERS' RIGHTS TO BE PERFECTED, THE COMPANY MUST HAVE RECEIVED THE COMPLETED DEMAND FOR PAYMENT FORM AND THE CERTIFICATES REPRESENTING SHARES, AND ANY OTHER REQUIRED DOCUMENTS, BY THE DEMAND DATE. A SHAREHOLDER WHO ELECTS TO EXERCISE DISSENTER'S RIGHTS SHOULD MAIL THE COMPLETED DEMAND FOR PAYMENT FORM, THE CERTIFICATES REPRESENTING THE SHARES AND ANY OTHER REQUIRED DOCUMENTS TO THE ADDRESS AND PURSUANT TO THE INSTRUCTIONS CONTAINED IN THE DISSENTERS' NOTICE.

SIGN HERE

IN WITNESS WHEREOF, the undersigned has executed this Demand for Payment Form on the date set forth below.

Signature of Record Holder/Beneficial Owner

Dated:   __________________, 2018.

Name(s):
(Please Print)
Capacity (full title):

Address:

(zip code)
Area Code and Tel. No.:

TO DEMAND FOR PAYMENT FORM CONSENT BY RECORD HOLDER TO ASSERTION OF DISSENTERS' RIGHTS BY BENEFICIAL OWNER

The undersigned is the record holder for the benefit of the below-named beneficial owner ("Beneficial Owner") of the number of shares ("Shares") of Common Stock of POWIN ENERGY COPORATION INC., a Nevada corporation ("Company") set forth opposite the signature of the undersigned. In connection with the reverse stock split of the Company, the undersigned does hereby consent to the assertion by the Beneficial Owner of dissenter's rights under the Nevada Revised Statutes.

IN WITNESS WHEREOF, the undersigned record holder has executed this Consent on the date set forth below.

Number of Shares held by record holder on behalf of beneficial owner	Signature of Record Holder

Taxpayer Identification or Social Security Number

Dated: _________________________, 2018

Exact name(s) of beneficial owner(s):

(Please Print)

Capacity (full title):

Address:

Area Code and Tel. No.:

NOTE: A RECORD HOLDER WHO DESIRES TO CONSENT TO THE ASSERTION OF DISSENTERS' RIGHTS BY MORE THAN ONE BENEFICIAL OWNER MUST PROVIDE A SEPARATE EXHIBIT A FOR EACH SUCH BENEFICIAL OWNER.